CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Pre-Effective Amendment No. 1 dated July 30, 1999 to Form S-6 (No. 333-81057) of Acacia National Life Insurance Company of our report dated March 31, 1999 on our audit of the financial statements (statutory basis) of Acacia National Life Insurance Company as of and for the years ended December 31, 1998 and 1997 and our report dated April 30, 1999 on our audit of the financial statements of Acacia National Variable Life Insurance Separate Account I as of December 31, 1998 and for the years ended December 31, 1998 and 1997 which appear in such Pre-Effective Amendment No. 1. We also consent to the references to us under the headings "Experts" in such Pre-Effective Amendment No. 1.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Washington, D.C.
July 30, 1999